Exhibit 23-b
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-18309) pertaining to the Nordson Employees’ Savings Trust Plan of our report dated June 27, 2006, with respect to the financial statements and schedule of the Nordson Employees’ Savings Trust Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2006.
/s/ Ernst & Young LLP
Cleveland, Ohio
June 25, 2007